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For Immediate Release

QUANTA ANNOUNCES NEW MEMBER TO BOARD OF DIRECTORS

Hamilton, Bermuda – (Business Wire) – March 11, 2005 —Quanta Capital Holdings Ltd. (NASDAQ: QNTA), a company that provides specialty insurance, reinsurance, and risk consulting services through its subsidiaries, today announced the appointment of Robert Lippincott, III to its Board of Directors.

Mr. Lippincott was Chairman & CEO of the AXA Property & Casualty Insurance and Reinsurance Companies in the United States from 1983 to 2003. While with AXA, Mr. Lippincott was credited with building the AXA presence in the U.S. to a major and profitable force. He is the former President of the Independent Reinsurance Underwriters Association and former Chairman of the Reinsurance Association of America. Mr. Lippincott has held numerous management roles within the insurance industry throughout his career, most recently at Towers Perrin Reinsurance, Tokio Reinsurance Company, MONY Reinsurance Company, INA Reinsurance Company and Aetna Casualty & Surety Company.

Tobey J. Russ, Quanta's Chief Executive Officer, commented, "We are pleased to welcome Robert to our Board of Directors. Robert has extensive industry experience, invaluable insight and perspective to contribute to the Quanta Board. We look forward to working with Robert as we continue to execute our specialty lines strategy."

About Quanta Capital Holdings Ltd.

Quanta Capital Holdings Ltd., a Bermuda holding company, provides specialty insurance, reinsurance, risk assessment and risk consulting products and services through its subsidiaries. Through operations in Bermuda, the United States, Ireland and the United Kingdom, Quanta focuses on writing coverage for specialized classes of risk through a team of experienced, technically qualified underwriters. The company offers specialty insurance and reinsurance products that often require extensive technical underwriting skills, risk assessment resources and engineering expertise. Quanta is listed on the NASDAQ stock market and trades under the symbol QNTA.

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors are detailed in the company's filings with the U.S. Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements to reflect subsequent events or circumstances.